Exhibit 99.1

SouthWest Water Company Reports Full Year and Fourth Quarter 2007 Financial Results

LOS ANGELES--(BUSINESS WIRE)--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported unaudited financial results for the full year and fourth quarter ended December 31, 2007.

Full Year 2007 Results

Primarily as a result of two non-recurring, non-cash charges, the company reported a net loss of $8.0 million, or $0.33 per diluted share for the year ended December 31, 2007, as compared to net income in 2006 of $9.4 million, or $0.40 per diluted share. Included in the full year 2007 results are two non-cash charges totaling $20.6 million ($15.1 million, net of tax, or $0.63 per diluted share). The charges include $17.2 million related to goodwill impairments of the company’s Texas utilities and a $3.4 million write-down of assets to net realizable value for a business the company has decided to divest. Income from continuing operations in 2007 before the impairment charges (a non-GAAP financial measure; see below) was $8.2 million, or $0.34 per diluted share, as compared to income from continuing operations of $10.0 million, or $0.43 per diluted share, in 2006.

The impairment charge was a result of testing under SFAS No.142. The company determined that revenue growth for its Texas utilities was likely to be slower than originally projected due to downturns in overall economic conditions and new housing construction as well as a slower rate of regulated rate increase. The company also determined that higher levels of capital expenditures than previously projected were necessary to bring the systems into regulatory compliance and to continue improving the quality of service for its customers.

The business that the company intends to divest, a wholesale water and wastewater business, is reflected as discontinued operations in the financial statements. Included in the discontinued operations is the $3.4 million charge relating to the write-down of assets.

“We are focused on building a platform that can sustain profitable growth and improve our customer service and system reliability,” said Mark A. Swatek, SouthWest Water chief executive officer and chairman. “By divesting underperforming assets, our company will be stronger and our future results will better reflect the underlying strength of our core business.”

For the year, revenues were $217.3 million as compared to $218.8 million in 2006. Operating income, before the impairment charge (a non-GAAP measure) was $20.1 million compared with $22.4 million in 2006. SG&A expenses were $36.6 million, or 17% of revenues, versus $33.0 million, or 15% of revenues, in 2006. Included in 2007 SG&A are $1.9 million, or $0.05 per diluted share, in costs associated with Cornerstone, the company’s continuing initiative to consolidate, update and upgrade all underlying communications and information technology systems, scheduled to be completed by the end of 2009. Total company funded capital expenditures were $40.0 million, including $10.1 million related to the Cornerstone project, compared to $35.4 million in 2006.

“Over the past year, we made major strides in restructuring the company and improving the efficiency of our operations,” commented Swatek. “We also addressed some legacy issues and dealt with two external factors; a nationwide housing slowdown and unusually heavy rains in Texas, our biggest market. In addition, we recently completed our new $150 million credit facility, which provides additional capacity to continue to grow by investing in sound utility acquisitions, like the Birmingham, Alabama wastewater system we purchased in January which added 12,000 customers.”

Utility Group 2007 Results

Revenues in the Utility Group were $93.4 million for the year, up from $86.3 million in 2006. This 8% increase was primarily due to increased consumption in California during a dry 2007, rate increases in California, Texas and Alabama, and acquisitions in Mississippi and Texas. These increases were partially offset by lower consumption in Texas due to the heavy rainfall. Operating income before the impairment (a non-GAAP measure) increased 8% to $32.6 million compared with $30.2 million in 2006, primarily due to the increased revenues.

Services Group 2007 Results

Services Group revenues were $150.7 million in 2007, down from $166.0 million in 2006, which include intersegment revenues of $31.5 million and $40.4 million, respectively. This 9% decrease was primarily due to reduced construction and maintenance work in Texas as a result of wet weather, a slow down in housing construction in Texas and New Mexico and a reduction in the company’s contract base in Georgia and Mississippi. Operating income decreased to $3.4 million from $5.6 million in 2006, primarily due to the reduction in revenues as described above as well as a non-recurring reserve of $650,000 for our share of potential fines imposed by a water quality control board and an $800,000 severance charge associated with the re-alignment of this division.

Fourth Quarter 2007 Results

The company reported a net loss of $13.0 million, or $0.53 per diluted share, as compared to net income in fourth quarter of 2006 of $3.1 million, or $0.13 per diluted share. Income from continuing operations in the quarter before the impairment charge (a non-GAAP measure) was $2.6 million, or $0.11 per diluted share, as compared to income from continuing operations of $3.3 million, or $0.14 per diluted share during the same period in 2006.

Revenues increased to $57.4 million from $56.4 million in the fourth quarter of 2006. Operating income before the impairment charge (a non-GAAP measure) was $5.9 million versus $6.5 million in the same period of 2006.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the company has disclosed certain non-GAAP information, which it believes provides useful information to investors. A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure, which include income from continuing operations and operating income before the impairment charges, can be found at the end of this release. In addition, management is in the process of completing its internal review of the financial information presented here; the amounts are unaudited and subject to change.

Conference Call

The company will provide more detail regarding its fourth quarter and full year 2007 results in a conference call and web cast to be held today, March 17, 2008, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.swwc.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website. A telephonic replay will also be available beginning at 6:30 p.m. Eastern (3:30 p.m. Pacific) until midnight March 24, 2008 at 888-286-8010 (international callers 617-801-6888), passcode 90008539.

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2006 Annual Report on Form 10-K and 2007 Annual Report on Form 10-K, which the company anticipates filing shortly. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

Condensed Consolidated Statements of Income
(unaudited and in thousands, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Operating Revenues:
Utility Group	$23,741	$21,719	$93,370	$86,321
Services Group	39,767	46,426	150,721	165,982
Less intersegment eliminations	(6,099)	(11,733)	(26,744)	(33,501)
Total revenues	57,409	56,412	217,347	218,802

Expenses:
Utility Group operating expenses	13,811	13,565	52,765	48,540
Services Group operating expenses	27,323	28,012	107,884	113,916
Selling, general and administrative	10,349	8,328	36,624	32,998
Impairment of goodwill	17,215	--	17,215	929
Total expenses	68,698	49,905	214,488	196,383

Operating income	(11,289)	6,507	2,859	22,419

Other income (expense)
Interest expense	(1,973)	(1,830)	(7,696)	(7,536)
Interest income	128	112	618	456
Other, net	96	58	(6)	58

Income (loss) from continuing operations before taxes	(13,038)	4,847	(4,225)	15,397
Provision (benefit) for income taxes	(2,466)	1,538	795	5,388

Income (loss) from continuing operations	(10,572)	3,309	(5,020)	10,009

Loss from discontinued operations, net of tax	(2,386)	(170)	(3,026)	(681)
Cumulative effect of change in accounting principle, net of tax	--	--	--	71

Net income (loss)	(12,958)	3,139	(8,046)	9,399
Preferred stock dividends	(6)	(6)	(24)	(24)
Net income (loss) applicable to common holders	(12,964)	3,133	(8,070)	9,375

Earnings per common share (Diluted):
Income (loss) from continuing operations	$(0.44)	$0.14	$(0.21)	$0.43
Loss from discontinued operations	(0.09)	(0.01)	(0.12)	(0.03)
Cumulative effect of change in accounting principle			--	--
Net income (loss) applicable to common holders	$(0.53)	$0.13	$(0.33)	$0.40

Weighted average outstanding common shares (diluted)	24,240	23,985	24,101	23,363

Condensed Balance Sheet Information
(unaudited and in thousands)	December 31,	December 31,
	2007	2006
Current assets	$ 45,820	$ 48,257
Property, plant and equipment, net	417,903	389,625
Total assets	$516,409	$491,693

Current liabilities	$ 41,918	$ 35,830
Long-term debt	145,353	128,624
Contributions in aid of construction	115,442	110,024
Stockholders’ equity	159,194	166,527
Total liabilities and stockholders’ equity	$516,409	$491,693

Reconciliation of Non-GAAP Income from Continuing Operations
(unaudited and in thousands except per share)	Three Months Ended	Year Ended
	December 31, 2007	December 31, 2007
Pre-tax loss from continuing operations (GAAP)	(13,038)	(4,225)
Add Back: Impairment charges	17,215	17,215
Pre-tax income from continuing operations (adjusted)	4,177	12,990
Provision for income taxes (37%)	1,545	4,806
Net income from continuing operations (adjusted)	$2,632	$8,184
Earnings per diluted share	$0.11	$0.34

Reconciliation of Non-GAAP Operating Income
(unaudited and in thousands)	Three Months Ended	Year Ended
	December 31, 2007	December 31, 2007
Utility business operating (loss) income	(7,789)	15,339
Services business operating income	1,567	3,415
Corporate	(5,067)	(15,895)
Operating (loss) income (GAAP)	(11,289)	2,859
Add Back: Impairment charges	17,215	17,215
Operating income (adjusted)	$5,926	$20,074

Reconciliation of Non-GAAP Utility Business Operating Income
(unaudited and in thousands)	Year Ended
December 31, 2007
Operating Income (from above table)	15,339
Add Back: Impairment charges	17,215
Operating income (adjusted)	$32,554

CONTACT:
SouthWest Water Company
DeLise Keim, 213-929-1846
www.swwc.com
or
PondelWilkinson Inc.
Robert Jaffe, 310-279-5969
www.pondel.com